PROSPECTUS SUPPLEMENT
(To Prospectus dated December 1, 1994)

$150,000,000

HOUSEHOLD INTERNATIONAL NETHERLANDS B.V.
6 1/8% Senior Notes due March 1, 2003

Interest payable March 1 and September 1

Guaranteed as to Payment of Principal and Interest by HOUSEHOLD INTERNATIONAL, INC.

ISSUE PRICE: 99.568%

The Notes will bear interest from March 1, 1996, at the rate of 6 1/8% per annum, payable semiannually on March 1 and September 1, commencing September 1, 1996. The Notes will not be redeemable prior to maturity except that the Notes may be redeemed if, at any time, the Company or Household International has been or will be required to pay additional amounts with respect to the Notes. See "Description of the Notes."

The Notes will be represented by a global security registered in the name of a nominee of The Depository Trust Company, as depositary. Beneficial interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company and its participants. Except as described herein, Notes in definitive form will not be issued. The Notes will trade in The Depository Trust Company's Same-Day Funds Settlement System until maturity, and secondary market trading activity for the Notes will settle, therefore, in immediately available funds. All payments of principal and interest on global securities will be made by the Company in immediately available funds. See "Description of the Notes--Same-Day Settlement and Payment."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------

                                                                UNDERWRITING
                                                 PRICE TO       DISCOUNTS AND     PROCEEDS TO
                                                 PUBLIC (1)     COMMISSIONS (2)   COMPANY (1)(3)
------------------------------------------------------------------------------------------------
Per Note                                         99.568%        .550%             99.018%
------------------------------------------------------------------------------------------------
Total                                            $149,352,000   $825,000          $148,527,000
------------------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from March 1, 1996.
(2) The Company and Household International have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
(3) Before deduction of expenses payable by the Company estimated at $315,000.

The Notes are offered, subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by McDermott, Will & Emery, counsel for the Underwriters. It is expected that delivery of the Notes will be made on or about March 1, 1996, through the facilities of
The Depository Trust Company in New York, New York, against payment therefor in same-day funds. As March 1, 1996 is the fifth business day following the date hereof, purchasers of the Notes should be aware that trading of the Notes on the date hereof and the next succeeding business day may be affected by such five-day settlement.
J.P. MORGAN & CO.                                          MORGAN STANLEY & CO.
                                                         INCORPORATED

February 23, 1996

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Description of the Notes................................................... S-3
Certain Tax Matters........................................................ S-6
Ratios of Earnings to Fixed Charges........................................ S-7
Underwriters............................................................... S-7
Legal Opinions............................................................. S-7
Experts.................................................................... S-8
Available Information...................................................... S-8

                                  PROSPECTUS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
Household International....................................................   3
Household International Netherlands B.V....................................   3
Use of Proceeds............................................................   3
Selected Financial Information of Household International, Inc.............   4
Ratios of Earnings to Fixed Charges........................................   5
Description of Debt Securities and Guarantees..............................   5
Description of Warrants....................................................  10
Plan of Distribution.......................................................  11
Erisa Matters..............................................................  12

                           DESCRIPTION OF THE NOTES

  The following description of the terms of the 6 1/8% Senior Notes due March 1, 2003 (the "Notes") offered hereby (referred to in the Prospectus as the "Offered Debt Securities") supplements, insofar as such description relates to the Notes, the description of the Debt Securities set forth in the Prospectus under the heading "Description of Debt Securities and Guarantees" to which description reference is hereby made.

  The Notes will be issued in fully registered form only in denominations of $100,000 or any amount in excess thereof which is an integral multiple of $1,000. The Notes will mature on March 1, 2003.

  Interest on the Notes at the rate of 6 1/8% per annum will be payable semiannually on March 1 and September 1, beginning September 1, 1996, to the persons in whose names the Notes are registered at the close of business on the fifteenth day of the preceding month, except that interest payable at maturity shall be paid to the same persons to whom principal of the Notes is payable.

  Subject to certain exceptions and limitations, the Company will pay as additional interest on the Notes, such additional amounts as are necessary in order that the net payment by the Company or a paying agent of the principal and interest on the Notes, after deduction for any present or future tax, assessment or governmental charge of The Netherlands or a political subdivision or taxing authority thereof or therein imposed by withholding with respect to such payment, will not be less than the amount provided in the Notes to then be due and payable. See "Payment of Additional Amounts."

  The Notes are not redeemable at the option of the Company prior to maturity, except that the Notes may be redeemed, as a whole but not in part, at a redemption price equal to 100% of their principal amount, together with interest thereon to the date of redemption, if at any time the Company or Household International has been or will be required to pay additional amounts with respect to the Notes. See "Optional Tax Redemption." The Notes will not be entitled to any sinking fund.

  The Notes will be unconditionally guaranteed as to payment of principal and interest (including additional amounts) by Household International. See "Description of Debt Securities and Guarantees--Guarantees" in the Prospectus.

  The Notes and the Guarantees will be issued under an Indenture dated as of September 9, 1993, among the Company, Household International and First Trust of New York N.A. (successor to BankAmerica National Trust Company), as Trustee.

PAYMENT OF ADDITIONAL AMOUNTS

  If any deduction or withholding for any present or future taxes, assessments or other governmental charges of The Netherlands or any political subdivision or taxing authority thereof or therein shall at any time be required in respect of any amounts to be paid by the Company or Household International under the Notes, the Company or Household International will pay as additional interest such additional amounts as may be necessary in order that the said amounts paid to the Holder of any Note pursuant to the terms of such Note, after such deduction or withholding, will be not less than the amounts specified in such Note to be then due and payable; provided, however, that the Company or Household International shall not be required to make any payment of additional amounts for or on account of:

    (a) any tax, assessment or other governmental charge which would not have been imposed but for (i) the existence of any present or former connection between such Holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder, if such Holder is an estate, trust, partnership or corporation) and The Netherlands or any political subdivision or territory or possession of The Netherlands or area subject to its jurisdiction, including, without limitation, such Holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident or treated as a resident thereof, being or having been present or engaged in trade or business therein or having had a permanent establishment therein or (ii) the presentation of a Note (where presentation is required) for payment on a date more than 20 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurs later;

    (b) Any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

    (c) Any tax, assessment or other governmental charge which is payable otherwise than by withholding from payments of (or in respect of) principal of or interest on the Notes;

    (d) any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure to comply by the Holder or the beneficial owner with a request of the Company or Household International addressed to the Holder to provide information concerning the nationality, residence or identity of the Holder or beneficial owner of the Note, and to make such declaration or other similar claim or reporting requirement, which is required by statute, treaty or regulation of The Netherlands as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

    (e) any combination of items (a), (b), (c) and (d) above;

nor will additional amounts be paid with respect to any payment of the principal or interest on any Note to any such Holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of The Netherlands (or any political subdivision or taxing authority of or in The Netherlands) to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the Holder of such Note.

OPTIONAL TAX REDEMPTION

  The Notes may be redeemed, at the option of the Company or Household International, in whole but not in part, upon not less than 30 nor more than 60 days' notice given as provided in the Indenture, at any time at a redemption price equal to the principal amount thereof plus accrued interest to the date fixed for redemption if, as a result of any change in or amendment to the laws or any regulations or rulings promulgated thereunder of The Netherlands or any political subdivision or taxing authority thereof or therein or any change in the official application or interpretation of such laws, regulations or rulings, or any change in the official application or interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which The Netherlands is a party, which change, execution or amendment becomes effective on or after the original issue date of the Notes, the Company or Household International has been or will be required to pay additional amounts with respect to the Notes as described above under "Payment of Additional Amounts."

  The Company or Household International will also pay, or make available to Holders on the date of redemption any additional amounts (as described above under "Payment of Additional Amounts") resulting from the payment of such redemption price.

BOOK-ENTRY SYSTEM

  The Notes will be represented by one or more global securities (the "Global Security"). The Global Security will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of a nominee of the Depositary. Except under circumstances described below, the Notes will not be issuable in definitive form.

  The Depositary has advised the Company and the Underwriters as follows: the Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The

Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

  Upon the issuance of the Global Security, the Depositary will credit on its book-entry registration and transfer system the accounts of persons designated by the Underwriters with the respective principal amounts of the Notes represented by the Global Security. Ownership of beneficial interests in the Global Security will be limited to persons that have accounts with the Depositary or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in the Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of participants) and on the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the Global Security.

  So long as the Depositary or its nominee is the registered owner of the Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the Global Security will not be entitled to have Notes represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

  Principal and interest payments on Notes registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security. None of the Company, the Trustee, any paying agent or the registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

  The Company expects that the Depositary for the Notes or its nominee, upon receipt of any payment of principal or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of the Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

  If the Depositary is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue Notes in definitive form in exchange for the entire Global Security. In addition, the Company may at any time and in its sole discretion determine not to have the Notes represented by the Global Security and, in such event, will issue Notes in definitive form in exchange for the entire Global Security. In any such instance, an owner of a beneficial interest in the Global Security will be entitled to physical delivery in definitive form of Notes represented by the Global Security equal in principal amount to such beneficial interest and to have such Notes registered in its name. Notes so issued in definitive form will be issued as registered Notes in denominations of $100,000 or any amount in excess thereof which is an integral multiple of $1,000, unless otherwise specified by the Company.

SAME-DAY SETTLEMENT AND PAYMENT

  Settlement for the Notes will be made by the Underwriters in immediately available funds. All payments of principal and interest on Global Securities will be made by the Company in immediately available funds.

  Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Notes will trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Notes will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

                              CERTAIN TAX MATTERS

  The following is a summary of the principal United States and Netherlands income tax consequences with respect to the purchase, ownership and disposition of a Note by a Holder that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, or any estate or trust the income of which is subject to United States Federal income taxation regardless of its source (a "United States Holder"). This summary is based on facts as they exist and laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change, and is included for general information only and may not apply to all United States Holders. Prospective purchasers of Notes should consult their own tax advisors in determining the United States, Netherlands and any other tax consequences to them of the purchase, ownership and disposition of Notes or beneficial interests therein.

UNITED STATES TAXATION

  Due to the guarantee of the Notes by Household International, it is possible that any interest paid on the Notes will be considered as U.S. source income for United States income tax purposes (including for purposes of computing a Holder's U.S. foreign tax credit limitation).

  Upon the sale, exchange or redemption of a Note, a United States Holder will recognize a gain or loss, if any, for United States Federal income tax purposes equal to the difference between the amount realized on the sale, exchange or redemption and the United States Holder's tax basis in the Note. Such gain or loss generally will be capital gain or loss if the Note is held as a capital asset.

  A 31% backup withholding tax and an information reporting requirement is applicable to certain non-corporate United States Holders with respect to payments of principal and interest on, and the proceeds of the sale of, the Notes unless such United States Holder makes certain written certifications and provides certain identifying information in accordance with applicable requirements or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules from a payment to a Holder would be allowed as a refund or a credit against such United States Holder's Federal income tax provided that the required information is furnished to the United States Internal Revenue Service.

THE NETHERLANDS TAXATION

  No income taxes will be payable under the tax laws of The Netherlands on payments of principal or interest on a Note to, or on a disposition of a Note by, a Holder who is not a resident, nor deemed to be a resident, of The Netherlands, assuming the Holder does not have an enterprise nor an interest in an enterprise which carries on business in The Netherlands through a permanent establishment or permanent representative to which or to whom the interest on the Note is attributable or to which or to whom the Note belongs.

  No payment of principal or interest in respect of the Notes will be subject to Netherlands withholding tax.

                      RATIOS OF EARNINGS TO FIXED CHARGES

  The ratios of earnings to fixed charges for Household International for the periods indicated below were as follows:

                                                NINE
                                               MONTHS
                                                ENDED
                                              SEPTEMBER
                                                 30,    YEAR ENDED DECEMBER 31,
                                              --------- ------------------------
                                              1995 1994 1994 1993 1992 1991 1990
                                              ---- ---- ---- ---- ---- ---- ----
Household International and subsidiaries..... 1.41 1.42 1.41 1.38 1.19 1.10 1.17

  For purposes of calculating the ratio, earnings consist of income from continuing operations to which has been added income taxes and fixed charges. For Household International, fixed charges consist of interest on all indebtedness (including capitalized interest) and one-third rental expense (approximate portion representing interest).

                                 UNDERWRITERS

  Subject to the terms and conditions set forth in the Underwriting Agreement dated the date hereof, the Company has agreed to sell to each of the Underwriters named below, severally, and each of the Underwriters has severally agreed to purchase, the principal amount of the Notes set forth opposite its name below:

                                                                     PRINCIPAL
                                                                       AMOUNT
      NAME                                                            OF NOTES
      ----                                                          ------------
      J.P. Morgan Securities Inc................................... $ 75,000,000
      Morgan Stanley & Co. Incorporated............................   75,000,000
                                                                    ------------
        Total...................................................... $150,000,000
                                                                    ============

  Under the terms and conditions of the Underwriting Agreement, the Underwriters are obligated to take and pay for all of the Notes if any are taken.

  The Underwriters initially propose to offer the Notes directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of .35% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession not in excess of .25% of the principal amount of the Notes to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed.

  The Company and Household International have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

  The Company does not intend to apply for the listing of the Notes on a national securities exchange, but has been advised by the Underwriters that they currently intend to make a market in the Notes. The Underwriters are not obligated, however, to make a market in the Notes and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of, or trading markets for, the Notes.

                                LEGAL OPINIONS

  The legality of the Notes and the Guarantees will be passed upon by John W. Blenke, Assistant General Counsel and Secretary for Household International. As of the date of this Prospectus Supplement, Mr. Blenke is a full-time employee and an officer of Household International and owns, and holds options to purchase, shares of Common Stock of Household International. Certain legal matters will be passed upon for the Underwriters by McDermott, Will & Emery, Chicago, Illinois.

                                    EXPERTS

  The financial statements and schedules of Household International and its subsidiaries incorporated by reference in this Prospectus Supplement, to the extent and for the periods indicated in its reports, have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

  As a wholly-owned finance subsidiary of Household International, the Company applied for, and received from the Commission on November 9, 1995, an exemption from the informational reporting requirements of the Exchange Act.

                   HOUSEHOLD INTERNATIONAL NETHERLANDS B.V.

                                 SENIOR NOTES
                                      AND
                       WARRANTS TO PURCHASE SENIOR NOTES

                         HOUSEHOLD INTERNATIONAL, INC.

                                   GUARANTOR

  Household International Netherlands B.V. (the "Company") from time to time may offer one or more series of unsecured senior notes ("Debt Securities") and warrants ("Warrants") to purchase Debt Securities (the Debt Securities and Warrants being hereinafter collectively called the "Securities") having an aggregate initial offering price of up to U.S. $400,000,000, or the equivalent thereof if any of the Securities are denominated in a foreign currency or a foreign currency unit. All Debt Securities will be unconditionally guaranteed as to payment of principal, premium, if any, and interest by Household International, Inc. ("Household International"). The guarantees of the Debt Securities (the "Guarantees") will constitute unsecured obligations of Household International and will rank on a parity with other unsecured senior indebtedness of Household International. The Debt Securities will be offered as separate series in amounts, at prices and on terms to be determined at the time of sale and to be set forth in supplements to this Prospectus ("Prospectus Supplement"). The Debt Securities and Warrants may be sold for U.S. dollars, foreign currencies or foreign currency units, and the principal of and any interest on the Debt Securities may be payable in U.S. dollars, foreign currencies or foreign currency units. Unless otherwise specified in the Prospectus Supplement, the Debt Securities will be issued only in denominations of U.S. $100,000, or the equivalent thereof, or any amount in excess thereof which is an integral multiple of U.S. $1,000. The specific designation, aggregate principal amount, the currency or currency unit for which the Securities may be purchased, the currency or currency unit in which the principal and any interest is payable, the rate (or method of calculation) and time of payment of any interest, authorized denominations, maturity, offering price, any redemption terms or other specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the Prospectus Supplement. With regard to the Warrants, if any, in respect of which this Prospectus is being delivered, the Prospectus Supplement sets forth a description of the Debt Securities for which each Warrant is exercisable and the offering price, if any, exercise price, duration, detachability and other terms of the Warrants.

  The Company may sell Securities through underwriting syndicates led by one or more managing underwriters or through one or more underwriting firms acting alone, to or through dealers, acting as principals for their own account or as agents, and also may sell Securities directly to other purchasers. See "Plan of Distribution". The names of any underwriters or agents involved in the sale of the Securities in respect to which this Prospectus is being delivered and their compensation will be set forth in the Prospectus Supplement.

                               ----------------

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES COMMISSION
  PASSED   UPON  THE   ACCURACY  OR   ADEQUACY  OF   THIS  PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

               THE DATE OF THIS PROSPECTUS IS DECEMBER 1, 1994.

                             AVAILABLE INFORMATION

  The Company and Household International have filed with the Securities and Exchange Commission (the "Commission") a combined registration statement on Form S-3 (the "Registration Statement," which term encompasses any amendments thereof) under the Securities Act of 1933, as amended, with respect to the Securities and the Guarantees offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto to which reference is hereby made. Statements or extracts presented in this Prospectus from financial statements, contracts, agreements or other documents are not necessarily complete. With respect to each such statement or extract, reference is hereby made to the appropriate financial statement, contract, agreement or other document for a more complete description of the matter involved. All information concerning the Company contained herein has been furnished by the Company and all information concerning Household International has been furnished by Household International.

  The Company and Household International are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith each files applicable reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, and at the Commission's Regional Offices at the Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, reports, proxy statements and other material concerning Household International can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, and the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605.

  The Company is not required to send an annual report to its security holders. However, the Company will, upon request, send to any holder of the Securities its latest Annual Reports on Form 10-K, as filed with the Commission. In addition, although Household International is not required to send a copy of its latest Annual Report to Shareholders to holders of the Securities, Household International will, upon request, send to any holder of Securities a copy of its latest Annual Report to Shareholders, as filed with the Commission. Both the Annual Report on Form 10-K of the Company and the Annual Report to Shareholders of Household International will contain financial information that has been examined and reported upon, with an opinion expressed, by independent certified public accountants.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents have been filed by the Company (File No. 33-50351) and Household International (File No. 1-8198) with the Commission pursuant to the Exchange Act and are incorporated herein by reference and made a part of this Prospectus:

    (a) The Company's and Household International's Annual Reports on Form 10-K for the fiscal year ended December 31, 1993;

    (b) The Company's and Household International's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1994; and

    (c) Household International's Current Reports on Form 8-K dated February 1, May 11, June 28, August 8, August 10 and October 11, 1994.

  All documents filed by Household International or the Company, as the case may be, with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated herein by reference and made a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THE COMPANY AND HOUSEHOLD INTERNATIONAL WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED HEREIN BY REFERENCE (WITHOUT EXHIBITS OTHER THAN EXHIBITS SPECIFICALLY INCORPORATED BY REFERENCE). REQUESTS SHOULD BE DIRECTED TO:

                           HOUSEHOLD INTERNATIONAL, INC.
                           2700 SANDERS ROAD
                           PROSPECT HEIGHTS, ILLINOIS 60070
                           ATTENTION: OFFICE OF THE SECRETARY
                           TELEPHONE: 708-564-6989

                            HOUSEHOLD INTERNATIONAL

  Household International was formed in 1981 as a holding company for various subsidiaries which operated in the financial services, manufacturing, transportation and merchandising industries. In 1985 Household International initiated a restructuring program that has resulted in the disposition of its merchandising, transportation and manufacturing businesses. This has enabled Household International to focus its resources in the financial services industry through the operation of businesses involved in finance and banking, and insurance. Household International's principal executive office is located at 2700 Sanders Road, Prospect Heights, Illinois 60070 (telephone 708-564-
5000).

  The finance and banking business of Household International is the largest segment of Household International's operations. Through subsidiaries, such as Household Finance Corporation ("HFC"), Household Bank, f.s.b., Household Credit Services, Inc., Household Retail Services, Inc., Household Bank (Illinois), National Association, Household Financial Corporation Limited, Household Trust Company and HFC Bank plc, Household International offers numerous consumer finance products, including mortgages, home equity credit lines, revolving and closed-end unsecured personal loans, private label credit cards, and VISA* and MasterCard* credit cards. Also, in conjunction with its consumer finance business, and where applicable laws permit, Household International makes credit life, credit accident and health, household contents, and term insurance available to its customers. This insurance is generally directly written by or reinsured with Household International's insurance subsidiary, Alexander Hamilton Life Insurance Company of America ("Alexander Hamilton").

  Household International has included its ongoing commercial finance operations in the finance and banking segment. These operations are generally administered by Household Commercial Financial Services, Inc. ("Household Commercial"), a subsidiary of HFC. Products offered by Household Commercial include loan and lease financing to businesses for capital equipment, including aircraft and other transportation equipment, and specialized secured corporate loans. In addition, Household Commercial also invests in publicly issued or privately placed term preferred stocks of unaffiliated entities.

  Household International's individual life insurance products are offered by Alexander Hamilton. These products include universal life, whole life and term insurance policies, as well as annuity products, and are sold through a network of independent agents in the United States.

                   HOUSEHOLD INTERNATIONAL NETHERLANDS B.V.

  The Company was organized under the Dutch Civil Code on September 14, 1990. The Company is a wholly-owned indirect subsidiary of Household International (U.K.) Limited ("U.K. Limited"), which is an indirect subsidiary of Household International and a holding company for all operations of Household International in the United Kingdom. The Company was organized solely to serve as a source of financing, directly or indirectly, for HFC Bank plc. HFC Bank plc is also a wholly-owned subsidiary of U.K. Limited and is the principal operating subsidiary of Household International in the United Kingdom.

  The registered office of the Company is at Hoekenrode 6, 1102 BR, Amsterdam, Netherlands. The Company's telephone number is 31-20-6298033. The Company's principal business activity has been and will be to provide funds to HFC Bank plc for general corporate purposes.

  The enforcement by investors of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that the Company is incorporated or organized under the laws of the Netherlands, that some or all of its officers and directors may be residents of the Netherlands and that all or a substantial portion of the assets of the Company and of those persons may be located outside the United States.

                                USE OF PROCEEDS

  The Company will loan the net proceeds from the sale of the Securities to HFC Bank plc to be used for general corporate purposes, including to fund extensions of credit to its subsidiaries and to consumers in the United Kingdom; to reduce other outstanding indebtedness (which may include indebtedness owed to its affiliates, including Household International); or to fund acquisitions of other companies or portfolios.
--------
*VISA and MasterCard are registered trademarks of VISA, USA, Inc. and MasterCard International Incorporated, respectively.

                        SELECTED FINANCIAL INFORMATION
                       OF HOUSEHOLD INTERNATIONAL, INC.

  Due to the limited nature of the Company's operations and the full and unconditional guaranty of the Securities by Household International, the Company and Household International have determined that the financial statements of the Company are not material to the offerings made hereby.

  The financial information which is set forth below for the three years ended December 31, 1993 has been derived from the financial statements of Household International which have been audited by Arthur Andersen LLP, independent certified public accountants. All financial information of Household International and subsidiaries presented below should be read in conjunction with the detailed financial statements included in documents on file with the Commission and listed under "Incorporation of Certain Documents by Reference". The results of operations of Household International and subsidiaries for the nine month periods ended September 30, 1994 and 1993 reflect all adjustments of a normal recurring nature which are, in the opinion of Household International's management, necessary for a fair statement of the results for the interim period and such results are not necessarily indicative of the results of operations that may be expected for the entire year. In addition, certain prior period amounts have been reclassified to conform with the current period's presentation. All dollar amounts stated below are in millions of U.S. dollars.

                                      (UNAUDITED)
                                   NINE MONTHS ENDED
                                     SEPTEMBER 30,    YEAR ENDED DECEMBER 31,
                                   ----------------- --------------------------
                                     1994     1993     1993     1992     1991
                                   -------- -------- -------- -------- --------
STATEMENT OF INCOME DATA:
  Finance income.................. $1,945.6 $1,932.9 $2,561.4 $2,584.4 $3,037.5
  Interest income from
   noninsurance investment
   securities.....................     90.7    101.8    129.3    152.8    187.4
  Interest expense................    878.6    878.2  1,149.5  1,420.2  1,886.9
                                   -------- -------- -------- -------- --------
  Interest margin.................  1,157.7  1,156.5  1,541.2  1,317.0  1,338.0
  Provision for credit losses on
   owned receivables..............    502.2    561.1    735.8    671.5    843.2
                                   -------- -------- -------- -------- --------
  Interest margin after provision
   for credit losses..............    655.5    595.4    805.4    645.5    494.8
                                   -------- -------- -------- -------- --------
  Securitization and servicing fee
   income.........................    520.9    301.3    460.0    376.0    398.3
  Insurance premiums and contract
   revenues.......................    196.1    216.0    288.3    281.2    288.4
  Investment income...............    388.1    441.7    574.0    523.7    471.5
  Fee income......................    193.9    219.8    292.6    164.5    104.0
  Other income....................     68.2     98.5    148.9     98.0    106.8
                                   -------- -------- -------- -------- --------
  Other revenues..................  1,367.2  1,277.3  1,763.8  1,443.4  1,369.0
                                   -------- -------- -------- -------- --------
  Interest margin after provision
   for credit losses and other
   revenues.......................  2,022.7  1,872.7  2,569.2  2,088.9  1,863.8
                                   -------- -------- -------- -------- --------
  Salaries and fringe benefits....    497.0    450.8    615.4    535.9    489.7
  Other operating expenses........    799.7    707.6    964.0    761.1    702.1
  Policyholders' benefits.........    343.9    405.4    539.1    513.9    472.2
                                   -------- -------- -------- -------- --------
  Total costs and expenses........  1,640.6  1,563.8  2,118.5  1,810.9  1,664.0
                                   -------- -------- -------- -------- --------
  Income before income taxes......    382.1    308.9    450.7    278.0    199.8
  Income taxes....................    125.5    103.2    152.0     87.1     50.0
                                   -------- -------- -------- -------- --------
  Net income...................... $  256.6 $  205.7 $  298.7 $  190.9 $  149.8
                                   ======== ======== ======== ======== ========

                                     (UNAUDITED)
                                    SEPTEMBER 30,         DECEMBER 31,
                                    ------------- -----------------------------
                                        1994        1993      1992      1991
                                    ------------- --------- --------- ---------
PERIOD END BALANCE SHEET DATA:
  Total assets.....................   $34,804.5   $32,961.5 $31,128.4 $29,982.3
  Total debt.......................    23,824.8    22,272.0  22,298.0  21,906.5
  Deposits.........................     7,490.9     7,516.1   8,030.3   7,969.6
  Convertible preferred stock
   subject to mandatory redemption.         3.7        19.3      36.0      54.4
  Preferred stock..................       320.0       320.0     300.0     250.0
  Common shareholders' equity......   $ 2,122.1   $ 2,078.3 $ 1,545.6 $ 1,462.1

                      RATIOS OF EARNINGS TO FIXED CHARGES

  The ratios of earnings to fixed charges for Household International for the periods indicated below were as follows:

                                          NINE MONTHS
                                             ENDED
                                         SEPTEMBER 30, YEAR ENDED DECEMBER 31,
                                         ------------- ------------------------
                                          1994   1993  1993 1992 1991 1990 1989
                                         ------ ------ ---- ---- ---- ---- ----
Household International and
 subsidiaries...........................   1.42   1.34 1.38 1.19 1.10 1.17 1.19

  For purposes of calculating the ratio, earnings consist of income from continuing operations to which has been added income taxes and fixed charges. For Household International, fixed charges consist of interest on all indebtedness (including capitalized interest) and one-third of rental expense (approximate portion representing interest).

                 DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

  The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") and the extent to which such general terms and provisions may apply to the Offered Debt Securities will be described in the Prospectus Supplement relating to such Offered Debt Securities.

GENERAL

  The Offered Debt Securities will constitute unsecured senior debt of the Company, will rank on a parity with other unsecured senior debt of the Company and will be unconditionally guaranteed as to payment of principal, interest and premium, if any, by Household International. The Offered Debt Securities will be issued under one of two indentures specified elsewhere herein (the "Indentures"). Copies of the forms of the Indentures are filed as exhibits to the Registration Statement which registers the Securities and the Guarantees with the Commission. The following summaries do not purport to be complete and, where particular provisions of the Indentures are referred to, such provisions, including definitions of certain terms, are incorporated by reference as part of such summaries, which are qualified in their entirety by such reference.

  The Indentures provide that Debt Securities may be issued thereunder from time to time in one or more series and do not limit the aggregate principal amount of the Debt Securities, except as may be otherwise provided with respect to any particular series of Offered Debt Securities.

  Unless otherwise indicated in the Prospectus Supplement with respect to any particular series of Offered Debt Securities, the Debt Securities will be issued in definitive registered form without coupons, will be exchangeable for authorized denominations and will be transferable at any time or from time to time. No charge will be made to any Holder for any exchange or registration of transfer except for any tax or governmental charge incident thereto.

  Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the following terms and other information to the extent applicable with respect to the Offered Debt
Securities: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the price (expressed as a percentage of the aggregate principal amount thereof) the Company will be paid for the Offered Debt Securities and the initial offering price, if any, at which the Offered Debt Securities will be offered to the public; (4) the currency, currencies or currency units for which the Offered Debt Securities may be purchased and the currency, currencies or currency units in which the principal of and any interest on such Offered Debt Securities may be payable; (5) the date or dates on which the Offered Debt Securities will mature; (6) the rate or rates (which may be fixed or variable) per annum at which the Offered Debt Securities will bear interest, if any; (7) the date from which such interest, if any, on the Offered Debt Securities will accrue, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and the Regular Record Dates for such Interest Payment Dates, if any; (8) the dates, if any, on which and the price or prices at which the Offered Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund or purchase fund provisions, be redeemed by the Company and the other detailed terms and provisions of such sinking and/or purchase funds; (9) the date, if any, after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Company or of the Holder thereof and the other detailed terms and provisions of such optional redemption; (10) the securities exchange, if any, on which the Offered Debt Securities will be listed; and
(11) additional provisions, if any, with respect to the Offered Debt Securities. With respect to Offered Debt Securities sold through dealers acting as agents, however, the maturities and interest rates of such Offered Debt Securities may be established by the Company from time to time and, if not set forth in the Prospectus Supplement relating thereto, will be made available through such dealers.

  If any of the Debt Securities are sold for foreign currencies or foreign currency units or if the principal of or any interest on any series of Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in the Prospectus Supplement relating thereto.

  Debt Securities may be issued as Original Issue Discount Securities to be offered and sold at a discount below their stated principal amount. "Original Issue Discount Securities" means any Debt Securities that provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof upon the occurrence of an Event of Default and the continuance thereof. As used in the following summary of certain terms of the Debt Securities, the term "principal amount" means, in the case of any Original Issue Discount Security, the amount that would then be due and payable upon acceleration of the maturity thereof, as specified in such Debt Securities.

GUARANTEES

  Household International will unconditionally guarantee the due and punctual payment of the principal of, premium, if any, and interest on the Debt Securities when and as the same shall become due and payable, whether at maturity, upon redemption or otherwise. The Guarantees are unsecured obligations of Household International and will rank equally with all other unsecured and unsubordinated obligations of Household International. The Guarantees provide that in the event of a default in payment of principal, premium, if any, or interest on a Debt Security, the Holder of the Debt Security may institute legal proceedings directly against Household International to enforce the Guarantee without first proceeding against the Company. The Indentures provide that Household International may, without the consent of any Holder, under certain circumstances assume all rights and obligations of the Company under the Indentures with respect to a series of Debt Securities. Upon such an assumption, the Company shall be released from its liabilities with respect to such series of Debt Securities. (Section 2.12)

  Household International is principally a holding company whose primary source of funds is dividends from its subsidiaries. Dividend distributions to Household International from its savings and loan, banking and insurance subsidiaries may be restricted by federal and state laws and regulations. Dividend distributions from its foreign subsidiaries, including the Company, may also be restricted by exchange controls of the country in which the subsidiary is located. Also, as a holding company the rights of any creditors or stockholders of Household International to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that Household International may itself be a creditor with recognized claims against the subsidiary. Nevertheless, there are no restrictions that currently materially limit Household International's ability to make payments to its creditors at current levels nor are there any restrictions which Household International reasonably believes are likely to limit materially such payments in the future.

INDENTURES

  Offered Debt Securities and the related Guarantees will be issued under (i) an Indenture dated as of September 9, 1993, among the Company, Household International and The First National Bank of Boston, as Trustee, or (ii) an Indenture dated as of September 9, 1993, among the Company, Household International and BankAmerica National Trust Company, as Trustee.

  Unless a different place is specified in the Prospectus Supplement with respect to any particular series of Debt Securities, principal of and interest, if any, on Debt Securities will be payable at the office or agency of the respective Trustee or Paying Agent, if any, in either Canton, Massachusetts, with respect to the Indenture with The First National Bank of Boston, or in New York, New York, with respect to the Indenture with BankAmerica National Trust Company, provided, however, that payment of interest may be made at the option of the Company by check or draft mailed to the person entitled thereto.

COVENANT OF HOUSEHOLD INTERNATIONAL AGAINST CREATION OF PLEDGES OR LIENS

  Household International covenants in the Indentures that, with the exceptions listed below, it will not issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, security interest, pledge or lien ("security interest") of or upon any of its property, now owned or hereafter acquired, unless the Guarantees, by supplemental indenture, are effectively secured by such security interest equally and ratably with all other indebtedness secured thereby. The term "indebtedness for borrowed money" does not include any guarantee or other recourse obligation in connection with the sale or discount by Household International or any of its subsidiaries of finance or accounts receivable, trade acceptances, or other paper arising in the ordinary course of its business.

  The foregoing covenant does not apply to (a) security interests to secure the payment of the purchase price on property, shares of capital stock, or indebtedness acquired by Household International or the cost of construction or improvement of such property or the refinancing of all or any part of such secured indebtedness, provided that such security interests do not apply to any other property, shares of capital stock, or indebtedness of Household International; (b) security interests on property, shares of capital stock, or indebtedness existing at the time of acquisition of Household International;
(c) security interests on property of a corporation which security interests exist at the time such corporation merges or consolidates with or into Household International or which security interests exist at the time of the sale or transfer of all or substantially all of the assets of such corporation to Household International; (d) security interests of Household International to secure any of its indebtedness to a subsidiary; (e) security interests in property of Household International in favor of the United States of America or any state or agency or instrumentality thereof, or in favor of any other country or political subdivision, to secure partial, progress, advance, or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such security interests; (f) security interests on properties financed through tax exempt municipal obligations, provided that such security interests are limited to the property so financed; (g) security interests existing on September 9, 1993; and (h) any extension, renewal, refunding, or replacement

(or successive extensions, renewals, refundings, or replacements), in whole or in part, of any security interest referred to in the foregoing clauses (a) through (g) inclusive, provided, however, that the principal amount of indebtedness secured in such extension, renewal, refunding, or replacement does not exceed the principal amount of indebtedness secured at the time by such security interest, and provided further, that such extension, renewal, refunding, or replacement of such security interest is limited to all or part of the property subject to such security interest so extended, renewed, refunded, or replaced.

  Notwithstanding the foregoing, Household International may, without equally and ratably securing the Guarantees, issue, assume, or guarantee indebtedness secured by a security interest not excepted pursuant to clauses (a) through
(h) above, if the aggregate amount of such indebtedness, together with all other indebtedness of, or guaranteed by, Household International existing at such time and secured by security interests not so excepted, does not at the time exceed 10% of Household International's Consolidated Net Worth. As used herein, "Consolidated Net Worth" shall mean the difference between Household International's consolidated assets and consolidated liabilities as shown on Household International's most recent audited consolidated financial statements prepared in accordance with United States generally accepted accounting principles. In addition, an arrangement with any person providing for the leasing by Household International of any property, which property has been or is to be sold or transferred by Household International to such person with the intention that such property be leased back to Household International, shall not be deemed to create any indebtedness secured by a security interest if the obligation with respect to such lease would not be included as liabilities on a consolidated balance sheet of Household International. The Holders of not less than a majority in principal amount of the Debt Securities at the time outstanding under an Indenture, on behalf of the Holders of all of the Debt Securities issued under such Indenture, may waive compliance with the foregoing covenant. (Section 4.04)

SATISFACTION, DISCHARGE AND DEFEASANCE OF THE INDENTURES AND DEBT SECURITIES

  If there is deposited irrevocably with the Trustee as trust funds for the benefit of the Holders of Debt Securities of a particular series, for the purpose hereinafter stated, an amount, in money or the equivalent in securities of the United States or securities the principal of and interest on which is fully guaranteed by the United States, sufficient to pay the principal, premium, if any, and interest, if any, on such series of Debt Securities on the dates such payments are due in accordance with the terms of such series of Debt Securities through their maturity, and if the Company has paid or caused to be paid all other sums payable by it under the applicable Indenture with respect to such series, then the Company will be deemed to have satisfied and discharged the entire indebtedness represented by such series of Debt Securities and all the obligations of the Company and Household International under such Indenture with respect to such series, except as otherwise provided in such Indenture. In the event of any such defeasance, Holders of such Debt Securities will be able to look only to such trust funds for payment of principal, premium, if any, and interest, if any, on their Debt Securities. (Section 7.03)

  For federal income tax purposes, any such defeasance may be treated as a taxable exchange of the related Debt Securities for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case, Holders of such Debt Securities may recognize a gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their Debt Securities. Such Holders thereafter would be required to include in income a share of the income, gain or loss of the trust. The amount so required to be included in income could be a different amount than would be includable in the absence of defeasance. Prospectus investors are urged to consult their own tax advisors as to the specific consequences to them of defeasance.

THE TRUSTEES

  First National Bank of Boston and BankAmerica National Trust Company provide lines of credit to Household International or its subsidiaries in the normal course of business.

MODIFICATION OF INDENTURES

  Each Indenture provides that the Holders of not less than a majority in principal amount of each series of Debt Securities at the time outstanding under such Indenture may enter into supplemental indentures for the purpose of amending or modifying, in any manner, provisions of the Indenture or of any supplemental indenture modifying the rights of Holders of such series of Debt Securities. However, no such supplemental indenture, without the consent of the Holder of each outstanding Debt Security affected thereby, shall, among other things, (i) change the maturity of the principal of, or any installment of interest on any Debt Security, or reduce the principal amount thereof or the interest thereon or any premium payable upon the redemption thereof, or
(ii) reduce the aforesaid percentage of the Debt Securities, the consent of the Holders of which is required for the execution of any such supplemental indenture or for any waiver of compliance with any covenant or condition in such Indenture. (Section 12.02)

  Each Indenture may be amended or supplemented without the consent of any Holder of Debt Securities under certain circumstances, including (i) to cure any ambiguity, defect or inconsistency in the Indenture, any supplemental indenture, or in the Debt Securities of any series; (ii) to evidence the succession of another corporation to the Company or Household International and to provide for the assumption of all the obligations of the Company or Household International under the Indenture by such corporation; (iii) to provide for uncertificated debt securities in addition to certificated debt securities; (iv) to make any change that does not adversely affect the rights of Holders of Debt Securities issued thereunder; (v) to provide for a new series of Debt Securities; or (vi) to add to rights to Holders of Debt Securities or add additional Events of Default. (Section 12.01)

SUCCESSOR ENTITY

  Household International may not consolidate with or merge into, or transfer, sell or lease its properties and assets as, or substantially as, an entirety to another entity unless the successor entity is a corporation incorporated within the United States and, after giving effect thereto, no default under the Indenture shall have occurred and be continuing. Thereafter, except in the case of a lease, all obligations of Household International under the Indenture terminate. (Sections 11.01 and 11.02)

  The Indentures do not contain any covenants specifically designed to protect Holders of Debt Securities against a reduction in the creditworthiness of Household International or the Company in the event of a highly leveraged transaction.

EVENTS OF DEFAULT

  Each Indenture defines the following as Events of Default with respect to any series of Debt Securities: default for 30 days in the payment of any interest upon any Debt Security of such series issued under such Indenture; default in the payment of any principal of or premium on any such Debt Security; default for 30 days in the deposit of any sinking fund or similar payment for such series of Debt Securities; default for 60 days after notice in the performance of any other covenant in the Indenture; certain defaults for 30 days after notice in the payment of principal or interest, or in the performance of other covenants, with respect to borrowed money under another indenture in which the Trustee for such Debt Securities is trustee which results in the principal amount of such indebtedness becoming due and payable, prior to maturity, which acceleration has not been rescinded or annulled; and certain events of bankruptcy, insolvency or reorganization. The Company and Household International are required to file with each Trustee annually an Officers' Certificate as to the absence of certain defaults under the Indenture. (Sections 8.01, 3.06 and 4.05)

  If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, either the Trustee or the Holders of not less than 25% in principal amount of the outstanding Debt Securities of such series by notice as provided in the Indenture may declare the principal amount of all the Debt Securities of any such series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, the Holders of not less than a majority in principal amount of outstanding Debt Securities of such series may, under certain circumstances, rescind or annul such declaration of acceleration. (Section 8.02)

  The Holders of not less than a majority in principal amount of the outstanding Debt Securities of each series may, on behalf of all Holders of Debt Securities of such series, waive any past default under the Indenture and its consequences with respect to Debt Securities of such series, except a default (a) in the payment of principal of or premium, if any, or interest, if any, on any Debt Securities of such series, or (b) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Debt Security of such series affected. (Section 8.13)

  Each Indenture provides that the Trustee thereunder may withhold notice to Holders of Debt Securities of any default (except in payment of the principal of (or premium, if any) or interest on any Debt Security issued under such Indenture or in the payment of any sinking fund or similar payment) if it considers it in the interest of Holders of Debt Securities to do so. (Section 9.02)

  Holders of Debt Securities may not enforce an Indenture except as provided therein. (Section 8.07) Each Indenture provides that the Holders of a majority in principal amount of the outstanding Debt Securities issued under such Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Section 8.12) The Trustee will not be required to comply with any request or direction of Holders of Debt Securities pursuant to the Indenture unless offered indemnity against costs and liabilities which might be incurred by the Trustee as a result of such compliance. (Section 9.03(e))

                            DESCRIPTION OF WARRANTS

  The Company may issue, together with any Debt Securities offered by any Prospectus Supplement or separately, Warrants for the purchase of other Debt Securities. The Warrants are to be issued under warrant agreements (each a "Warrant Agreement") to be entered into among the Company, Household International and a bank or trust company, as warrant agent ("Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Warrants ("Offered Warrants"). A copy of the forms of Warrant Agreement, including the form of warrant certificates representing the Warrants ("Warrant Certificates"), reflecting the alternative provisions to be included in the Warrant Agreements that will be entered into with respect to particular offerings of Warrants, is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Warrant Agreement and the Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreement and the Warrant Certificates, respectively, including the definitions therein of certain terms.

GENERAL

  The Prospectus Supplement will describe the terms of the Offered Warrants, the Warrant Agreement relating to the Offered Warrants and the Warrant Certificates representing the Offered Warrants, including the following: (1) the designation, aggregate principal amount, and terms of the Debt Securities purchasable upon exercise of the Offered Warrants; (2) the designation and terms of any related Debt Securities with which the Offered Warrants are issued and the number of Offered Warrants issued with each such Debt Security;
(3) the date, if any, on and after which the Offered Warrants and the related Offered Debt Securities will be separately transferable; (4) the principal amount of Debt Securities purchasable upon exercise of one Offered Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (5) the date on which the right to exercise the Offered Warrants shall commence and the date ("Expiration Date") on which such right shall expire; (6) whether the Warrants represented by the Warrant Certificates will be issued in registered or bearer form, and if registered, where they may be transferred and registered; and (7) any other terms of the Offered Warrants.

  Warrant Certificates will be exchangeable on the terms specified in the Prospectus Supplement for new Warrant Certificates of different denominations, and Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise.

EXERCISE OF WARRANTS

  Each Offered Warrant will entitle the holder to purchase such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Offered Warrants by payment of such exercise price in full in the manner specified in the Prospectus Supplement. Offered Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the Prospectus Supplement relating to the Offered Warrants. After the close of business on the Expiration Date, unexercised Warrants will become void.

  Upon receipt of payment of the exercise price and the Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward the Debt Securities purchasable upon such exercise. If less than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.

                             PLAN OF DISTRIBUTION

  The Company may sell the Securities in any of three ways: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement will set forth the terms of the offering of the Offered Debt Securities and any Offered Warrants (collectively, the "Offered Securities"), including the name or names of any underwriters, dealers or agents, the purchase price of the Offered Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, and any discounts and commissions allowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  If the Offered Securities are sold through underwriters, the Prospectus Supplement relating thereto will describe the nature of the obligation of the underwriters to take the Offered Securities. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriting firms acting alone. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities will be named in the Prospectus Supplement relating to such offering, and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Offered Securities if any are purchased.

  The Offered Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating thereto.

  Underwriters and agents who participate in the distribution of the Offered Securities may be entitled under agreements which may be entered into by the Company or Household International to indemnification by the Company and Household International against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof.

  If so indicated in the Prospectus Supplement, the Company will authorize underwriters, dealers or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the Offered Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (ii) if the Offered Securities are also being sold to underwriters, the Company shall have sold to such underwriters the Offered Securities not sold for delayed delivery. The underwriters, dealers and such other persons will not have any responsibility in respect to the validity or performance of such contracts.

  There can be no assurance that a secondary market will be created for the Offered Securities or, if it is created, that it will continue.

                                 ERISA MATTERS

  The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain restrictions on employee benefit plans ("Plans") that are subject to ERISA and on persons who are fiduciaries with respect to such Plans. In accordance with the ERISA's general fiduciary requirements, a fiduciary with respect to any such Plan who is considering the purchase of Securities on behalf of such Plan should determine whether such purchase is permitted under the governing Plan documents and is prudent and appropriate for the Plan in view of its overall investment policy and the composition and diversification of its portfolio. Other provisions of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), prohibit certain transactions between a Plan and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of Section 4975 of the Code). Thus, a Plan fiduciary considering the purchase of Securities should consider whether such purchase might constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code.

  The Company or Household International may be considered a "party in interest" or a "disqualified person" with respect to many Plans that are subject to ERISA. The purchase of Securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(c)(1) of the Code) and with respect to which the Company or Household International is a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Securities are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption ("PTCE") 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 80-51 (an exemption for certain transactions involving bank collective investment funds) or PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts). Any pension or other employee benefit plan proposing to acquire any Securities should consult with its counsel.